Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2014 except for the impact of the reverse stock split described in Note L and Note V as to which the date is May 30, 2014 relating to the consolidated financial statements and financial statement schedule for the year ended December 31, 2013, which appears in Trinseo S.A.’s Registration Statement on Form S-1.

/s/ PricewaterhouseCoopers LLP

Philadelphia, Pennsylvania

June 23, 2014